Exhibit (h)(77)

Form of EXHIBIT A

This Exhibit A, amended and restated as of March 1, 2009, is Exhibit A to that certain Administration and Accounting Services Agreement dated as of April 24, 2008 and effective retroactively as of October 1, 2007 between PNC Global Investment Servicing (U.S.) Inc. (formerly PFPC Inc.) and The RBB Fund, Inc. for the addition of SAM Global Active Fund and SAM Global Themes Fund.

PORTFOLIOS

SAM Sustainable Water Fund

SAM Sustainable Climate Fund

SAM Sustainable Global Active Fund

SAM Sustainable Themes Fund

PNC GLOBAL INVESTMENT SERVICING (U.S.) INC.

By:
Name:	Jay F. Nusblatt
Title:	Senior Vice President

THE RBB FUND, INC.

By:
Name:
Title:

1